Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 on Form S-8 to Form S-4 No. 333-229689) of Fiserv, Inc. pertaining to the 2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates and the First Data Corporation 2015 Omnibus Incentive Plan of our report dated February 26, 2019, with respect to the consolidated financial statements and schedule of First Data Corporation incorporated by reference in the Current Report on Form 8-K of Fiserv, Inc. filed with the Securities and Exchange Commission on July 29, 2019.

/s/ Ernst & Young LLP

Atlanta, Georgia

July 25, 2019